April 24, 2006
Ms. Karen Krumeich
2 Deerfield Street
Bergenfield, NJ 07621
Dear Karen:
This letter will confirm our discussion about your resignation from employment with Electro-Optical Sciences, Inc. (“EOS”). You and EOS agree that this letter agreement (“Agreement”) represents the full and complete agreement concerning your resignation from employment with EOS.
1.	Resignation: Your resignation from employment with EOS is effective on April 24, 2006 (the “Resignation Date”). From and after the Resignation Date, you shall no longer be an employee of EOS and effective as of such date you resigned from all offices held by you at EOS including Chief Financial Officer, Vice President of Finance and Treasurer.

2.	Health Benefits: You shall be eligible to elect continued health coverage with EOS pursuant to the provisions of the Consolidated Omnibus Reconciliation Act of 1985 (as amended, “COBRA”), and the requirements and limitations thereof. If you elect COBRA coverage, in consideration for your execution of this Agreement, EOS will reimburse you for the cost to you of COBRA benefits from the Resignation Date until October 24, 2006. EOS will provide you with additional information concerning your right to elect continued coverage under COBRA in a separate mailing.

3.	Stock Option: You and EOS acknowledge and agree that (i) pursuant to that certain Standard Form Incentive Stock Option Agreement dated as of December 17, 2004 (as amended as of May 13, 2005, the “Option Agreement”), the stock option granted thereunder (the “Option”) to purchase up to 60,000 shares of common stock, par value $0.001 per share, of EOS (the “Option Shares”) is exercisable at a per share exercise price of $.46 in its entirety as of the Resignation Date and shall remain exercisable for ninety (90) days following the Resignation Date in accordance with the terms of the Option Agreement and (ii) the Option Shares will be included in and covered under the registration statement on Form S-8 that EOS intends to file with the Securities and Exchange Commission on or before July 28, 2006 with respect to shares of EOS common stock authorized for issuance pursuant to EOS’ stock option plans.

4.	Consulting Services and Other Agreements: From the Resignation Date until July 24, 2006, upon reasonable notice you shall be available from time to time to provide consulting
3 West Main Street, Suite 201, Irvington, New York 10533

services to EOS relating to the information acquired by you and services performed by you during your employment.

In consideration of the payments and benefits set forth in Sections 2 and 6 of this Agreement, which you acknowledge are in excess of any benefits to which you would otherwise be entitled, you voluntarily, knowingly and willingly release and forever discharge EOS and its affiliates, together with each of those entities’ respective officers, employees, agents, fiduciaries, employee benefit plans and administrators and all of their predecessors, successors and assigns (collectively, the “Releasees”) from any and all claims and rights of any nature whatsoever which you now have or in the future may have against them. This release includes, but is not limited to, any rights or claims relating in any way to your employment relationship with EOS or any of the other Releasees any rights or claims relating in any way to the resignation of your employment, any contract claims (express or implied, written or oral), or any rights or claims arising under any statute, including, without limitation, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Older Workers’ Benefit Protection Act, the Rehabilitation Act of 1973 (including Section 504 thereof), the Family Medical Leave Act, Title VII of the 1964 Civil Rights Act, the Civil Rights Act of 1866 (42 U.S.C. § 1981), the Civil Rights Act of 1991, the Equal Pay Act, the Fair Labor Standards Act, the National Labor Relations Act, the Worker Adjustment and Retraining Notification Act, the New York State and City Human Rights Laws, the Employee Retirement Income Security Act of 1974, Section 806 of the Corporate and Criminal Fraud Accountability Act of 2002 (the Sarbanes-Oxley Act), all as amended, all laws relating to violation of public policy, retaliation, or interference with legal rights; whistleblower claims; any tort, fraud or constitutional claims; and any other federal, state or local law. This release specifically includes, but is not limited to, any claims based upon the right to the payment of wages, vacation, pension benefits, any other employee benefits, or any other rights arising under federal, state or local laws prohibiting discrimination and/or harassment on the basis of race, color, age, religion, sex, national origin, sexual orientation, military status, physical or mental disability, marital status or domestic partnership status, genetic information, harassment or any other basis prohibited by law. Notwithstanding the foregoing this release shall not include any claims pertaining to benefits provided by this Agreement, and rights, if any, to government-provided unemployment benefits, or rights, if any, to vested retirement benefits or COBRA benefits.

5.	Certain Personal Property; Confidential Information: Immediately upon execution of this Agreement, you shall (i) return all personal property provided to you by EOS in connection with the performance of your duties as an employee of EOS, including, without limitation, all keys, card keys, identification cards and credit cards, and all other property of EOS in your possession; provided, however, that you shall be entitled to keep the personal computer provided to you by EOS after EOS has had an opportunity to remove all company data files from the hard drive of such computer in a manner that does not adversely affect the operation of the application software installed on such computer and (ii) as requested by EOS, return all materials containing confidential information including, without limitation, all confidential information as defined in the Employee Invention, Non-Disclosure and Non-Competition Agreement dated January 11, 2005 between you and EOS (the “Confidentiality Agreement”) and all memoranda, books, papers, letters, customer lists, processes, computer software, records, financial information, policy and procedure manuals, training and recruiting procedures and other data, and all copies thereof and therefrom, in any way relating to EOS’ business and affairs. You acknowledge and agree that you shall continue to be bound by the Confidentiality Agreement.

6.	Payment: Although you are not otherwise entitled to severance pay or any similar payment on account of your resignation of employment with EOS, as consideration for the consulting services provided in Section 4 hereof and for your execution of and compliance with the other terms of this Agreement, EOS agrees to pay to you an amount equal to your base salary (less usual withholdings) for a period beginning on the Resignation Date and ending on October 24, 2006 payable in accordance with EOS’ customary payroll practices subject to Section 17 hereof.

7.	Employee Benefits: Subject to your election in Section 2 regarding health benefits, your coverage under all of EOS’ health and welfare plans (dental and life insurance, short term disability, long term disability, accidental death and dismemberment insurance) will terminate on the Resignation Date.

8.	No Claims Filed: As a condition of EOS entering into this Agreement, you represent that you have not filed with any government agency or court or other regulatory agency any claim against EOS or its subsidiaries, affiliates and parents, officers, directors, employees or agents relating to your employment, your resignation from employment, or otherwise. You further agree not to file or assist anyone else in filing any such claim with a federal, state or local government agency or any court, with the exception that if EOS does not comply with its promises under this Agreement, you may sue EOS to enforce the terms of this Agreement.

9.	No Admission of Wrongdoing: By entering into this Agreement, neither you nor EOS nor any of EOS’ officers, agents or employees, admit any wrongdoing or violation of any law.

10.	No Negative Statements: You agree not to make, or cause to be made, any negative or disparaging statements express or implied, whether in writing, orally, or through the use of any other communications medium about, or to engage in any other conduct or course of conduct of any nature which would result in an injury (whether monetary or otherwise) to EOS, the Releasees, or collectively their services, reputation, financial status, business relationships, or any of their directors, officers or employees; provided, however, that your enforcement of the terms of this Agreement shall not constitute a breach of the foregoing covenant. EOS agrees not to make, or cause to be made, any negative or disparaging statements express or implied, whether in writing, orally, or through the use of any other communications medium about, or to engage in any other conduct or course of conduct of any nature which would result in an injury (whether monetary or otherwise) to you, your reputation, financial status or business relationships; provided, however, that EOS’ enforcement of the terms of this Agreement shall not constitute a breach of the foregoing covenant.

11.	Breach of this Agreement: You promise to abide by the terms and conditions in this Agreement, and you understand that if you do not, EOS shall be entitled to attorneys’ fees and any other damages incurred due to such breach. EOS promises to abide by the terms and conditions in this Agreement, and EOS understands that if it does not, you shall be entitled to attorneys’ fees and any other damages incurred due to such breach.

12.	Severability: If at any time, after the date of the execution of this Agreement, any court or administrative agency finds that any provision of this Agreement is illegal, void, or unenforceable, that provision will no longer have any force and effect. However, the provision’s illegality or unenforceability will not impair the enforceability of any other provision of this Agreement.

13.	Changes to the Agreement: This Agreement may not be changed unless the changes are in writing and signed by you and an authorized representative of EOS.

14.	Governing Law: This Agreement shall be governed by the law of the State of New York without regard to New York’s law of conflicts.

15.	Entire Agreement: This Agreement constitutes the entire agreement between you and EOS and supersedes all other agreements between you and EOS, except that (i) this Agreement shall not relieve you of any contractual or common law obligations to maintain EOS’ confidential, proprietary and trade secret information as confidential and not to use such information for your benefit or the benefit of any third party and (ii) this Agreement does not supersede the Option Agreement or the Confidentiality Agreement.

16.	Waiver: By signing this Agreement, you acknowledge that:
a.	You have carefully read and understand this Agreement;

b.	EOS advised you to consult with an attorney and/or any other advisors of your choice before signing this Agreement;

c.	You understand that this Agreement is LEGALLY BINDING and by signing it you give up certain rights, including any right to bring an age discrimination claim under the Age Discrimination in Employment Act;

d.	You have voluntarily chosen to enter into this Agreement and have not been forced or pressured in any way to sign it; and

e.	You acknowledge and agree that the benefits set forth in Sections 2 and 6 of this Agreement are contingent on execution of this Agreement, which releases all of your claims against EOS, and you KNOWINGLY AND VOLUNTARILY AGREE TO RELEASE EOS and the Releasees from any and all claims you may have, known or unknown, in exchange for the benefits you have obtained by signing, and that these benefits are in addition to any benefit you would have otherwise received if you did not sign this Agreement.
17.	Return of Signed Agreement: You have up to twenty-one (21) days to review, sign and return this Agreement to Joseph V. Gulfo, MD at EOS after which time this offer will be withdrawn. You may revoke the Agreement at any time up to seven (7) days after you have signed the Agreement by written notice of such revocation delivered to me within such seven day period. You will not receive any severance payment or other benefits under this Agreement until after this revocation period has passed.

18.	Miscellaneous: The rights and obligations of you and EOS hereunder shall inure to the benefit of, and be binding on, the parties hereto, their heirs, personal representatives, successors and assigns, provided however that, your duties and rights hereunder are personal and may not be delegated or assigned. Notwithstanding the foregoing, nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Sincerely,

/s/ Joseph V. Gulfo

President & Chief Executive Officer

Read, Accepted and Agreed to:

/s/ Karen Krumeich

Karen Krumeich

Dated: April 27, 2006

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